Westwood Holdings Group, Inc. Names Randy Bowman to its Board of Directors
May 3, 2021
DALLAS, May 03, 2021 (GLOBE NEWSWIRE) -- Westwood Holdings Group, Inc. (NYSE: WHG) announced today that its Board of Directors has appointed Randy Bowman as a new director for both Westwood Holdings Group, Inc. and Westwood Trust. Raymond E. Wooldridge, who has served as a director since Westwood went public in 2001, does not intend to run for re-election at next year’s 2022 annual meeting. Mr. Wooldridge is looking forward to sharing his experience during this time of transition.
“We are very pleased to have Randy join our board,” said Brian O. Casey, President and Chief Executive Officer of Westwood. “With his background as an accomplished entrepreneur, and as a recognized leader in the community, most recently through his work with AT LAST!, Randy is an important addition to the Board of Directors for both Westwood Holdings Group, Inc. and Westwood Trust. We welcome him, as we continue to strengthen the diversity of perspectives and skills on our Board. We also thank Ray for his years of dedication to the company and our shareholders.”
“I am looking forward to joining the Westwood team and I am excited about the opportunity to contribute an allocator’s and entrepreneur’s perspective for this innovative firm, its staff and shareholders,” Randy Bowman commented, adding: “I’ve enjoyed this industry and admired the nimble approach and entrepreneurial spirit that are a clear part of Westwood’s foundation.”
Westwood has long been committed to supporting the communities in which we live and work. “Randy has demonstrated his focus on the community throughout his career and most recently as an investor. His efforts at AT LAST!, finding ways to provide opportunities for young people growing up in less fortunate areas, make him an extraordinary fit for our firm’s values-based culture,” noted Westwood’s founder, Susan Byrne. “I am thrilled to welcome Randy to the team.”
Randy Bowman
Randy is an accomplished businessperson who founded, presided over and co-owned a successful logistics company, MWL, from 2001 until selling his interest in early 2017. His logistics company served the North American continent for Fortune 500 customers and achieved 49 consecutive quarters of operating profit. He now invests for his own account (alone and with others), primarily in the under-invested portions of urban areas—like the ReImagine Red Bird development and MarLo1, both in Dallas. Before MWL, Randy spent 12 years as a corporate finance lawyer representing clients in transactions ranging from initial capitalizations through ultimate liquidity events. On the civic side, Bowman recently launched AT LAST! (an urban boarding experience providing impoverished elementary students the same educational resources and tools during the home life of their day as enjoyed by middle class-to- affluent students) and chairs on the board of Impact Dallas Capital (a mezzanine fund supporting the Mayor’s effort to increase investment in southern Dallas). He dedicated five years as a Chair and member of the board for the $3.75B City of Dallas Employee Retirement Fund. Finally, Randy served as the Chair of the Parkland Foundation Board during the last five years of its successful campaign to raise the final $150M necessary to build the new $1.3B Parkland Hospital.
He holds a B.A. degree from the University of Texas, is a member of the Friar Society and Kappa Alpha Psi Fraternity, Incorporated. Randy graduated magna cum laude from Whittier College School of Law, where he served as the Editor-in-Chief of the Law Review.
About Westwood Holdings Group
Westwood Holdings Group, Inc. is a focused investment management boutique and wealth management firm based in Dallas, Texas.
Westwood offers high-conviction equity and outcome-oriented solutions to institutional investors, private wealth clients and financial intermediaries.
The firm specializes in two distinct investment capabilities: U.S. Value Equity and Multi-Asset, available through separate accounts, the Westwood
Funds® family of mutual funds and other pooled vehicles. Westwood benefits from significant, broad- based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” For more information, please visit westwoodgroup.com.
Westwood Media Contact:
Sheana Suek
(214) 756-6900

ssuek@westwoodgroup.com
Gagnier Communications
Dan Gagnier / Jeffrey Mathews
(646) 569-5897
Westwood@gagnierfc.com
A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/0f5e326d-d847-4616-916c2706b244a41b
Source: Westwood Holdings Group, Inc.
Randy Bowman
Randy Bowman